Filed Pursuant to Rule 433
                                                          File No. 333-129159-03

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). Before you invest, you should read the prospectus and any prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519; Attention: Paul Tedeschi.


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

                                                         THE SERIES 2006-AR2 CERTIFICATES

                                  Initial          Pass-
                                 Principal        Through
  Class                          Balance(1)         Rate        Principal Types                    Interest Types
------------------------------------------------------------------------------------------------------------------------------------
   Offered Certificates
Class I-A-1                    $1,171,544,000       (2)      Senior, Pass-Through                  Variable Rate
Class I-A-R                              $100       (2)      Senior, Sequential Pay                Variable Rate
Class II-A-1                   $1,000,000,000    4.950%(3)   Super Senior, Pass-Through            Variable Rate
Class II-A-2                     $111,112,000    4.950%(3)   Super Senior Support, Pass-Through    Variable Rate
Class II-A-3                     $820,000,000       (4)      Super Senior, Pass-Through            Variable Rate
Class II-A-4                      $80,000,000       (4)      Super Senior Support, Pass-Through    Variable Rate
Class II-A-5                     $791,656,000       (4)      Super Senior, Pass-Through            Variable Rate
Class II-A-6                      $39,799,000       (4)      Super Senior Support, Pass-Through    Variable Rate
Class II-A-IO                        (5)            (6)      Senior, Notional Amount               Variable Rate, Interest Only
Class B-1                         $58,478,000       (7)      Subordinated                          Variable Rate
Class B-2                         $20,885,000       (7)      Subordinated                          Variable Rate
Class B-3                         $10,442,000       (7)      Subordinated                          Variable Rate
Class B-4                         $10,442,000       (7)      Subordinated                          Variable Rate
Class B-5                         $10,442,000       (7)      Subordinated                          Variable Rate
Class B-6                          $6,265,000       (7)      Subordinated                          Variable Rate
Class B-7                          $6,265,000       (7)      Subordinated                          Variable Rate
Class B-8                          $6,265,000       (7)      Subordinated                          Variable Rate
Class B-9                          $4,177,000       (7)      Subordinated                          Variable Rate
  Non-Offered Certificates
Class B-10                         $6,265,000       (7)      Subordinated                          Variable Rate
Class B-11                        $14,619,000       (7)      Subordinated                          Variable Rate
Class B-12                         $8,359,434       (7)      Subordinated                          Variable Rate


-----------------------------------
(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in March 2006, this rate is expected to be approximately 5.141% per annum.

(3) The pass-through rate with respect to each distribution date prior to the distribution date in September 2010 will be the lesser of (i) the per annum rate set forth in the table above and (ii) a per annum rate equal to the net WAC of the mortgage loans in the second loan group. On and after the distribution date in September 2010, the pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group.

(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in March 2006, this rate is expected to be approximately 5.095% per annum.

(5) The Class II-A-IO Certificates are interest only certificates, have no principal balance and will bear interest on their notional amount, initially approximately $1,111,112,000. On and after the distribution date in September 2010, the notional amount of the interest only certificates will be zero.

(6) The pass-through rate with respect to each distribution date prior to the distribution date in September 2010 will be a per annum rate equal to the excess, if any, of (i) the net WAC of the mortgage loans in the second loan group over (ii) 4.950%. On and after the distribution date in September 2010, the pass-through rate will be zero and the Class II-A-IO Certificates will be entitled to no further distributions of interest. For the initial distribution date in March 2006, this rate is expected to be approximately 0.145% per annum.

(7) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average (based on the group subordinate amount for each loan group) of the net WACs of both loan groups. For the initial distribution date in March 2006, this rate is expected to be approximately 5.108% per annum.


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

Allocation of Amount to be Distributed on the Class A Certificates

      Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, to the Class I-A-R and Class I-A-1 Certificates.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4, Class II-A-5 and Class II-A-6 Certificates, pro rata.


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